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                                                                       EXHIBIT 5



                   [Letterhead of Appleby, Spurling & Kempe]



17 June, 1997



Loral Space & Communications Ltd.


600 Third Avenue


New York, New York 10016



Dear Sirs,



Re:  Loral Space & Communications Ltd.



     We have acted as Bermuda legal advisers to Loral Space & Communications Ltd., a Bermuda exempted company (the "Company"). We have been requested to render this opinion as to Bermuda law in connection with Amendment No. 1 to Form S-3 Registration Statement (Registration No. 333-26517) relating to the offer and sale from time to time by the Selling Holders named in the Registration Statement of the following: up to (i) 14,909,437 shares of the 6% Series C Convertible Redeemable Preferred Stock of the Company, including (A) 549,463 shares of Convertible Redeemable Preferred Stock (the "Alcatel Preferred Shares") to be issued by the Company to Alcatel Spacecom, a French company, in partial consideration for Alcatel Spacecom's ownership interest in Space Systems/Loral, Inc. ("SS/L") pursuant to a certain exchange agreement (the "Exchange Agreement") and (B) 514,200 shares of Convertible Redeemable Preferred Stock (the "Aerospatiale Preferred Shares") to be issued by the Company to Aerospatiale SNI, a French company, in partial consideration for Aerospatiale SNI's ownership interest in SS/L pursuant to the Exchange Agreement (excluding the Alcatel Preferred Shares and the Aerospatiale Preferred Shares, the "CPEO Preferred Shares"), (ii) 37,273,593 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), to be issued upon conversion of the CPEO Preferred Shares, the Alcatel Preferred Shares

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and the Aerospatiale Preferred Shares, including (A) 1,370,297 shares of Common
Stock issuable upon conversion of the Alcatel Preferred Shares and (B) 1,285,500 shares of Common Stock issuable upon conversion of the Aerospatiale Preferred Shares, (iii) 1,255,684 shares of Common Stock to be issued by the Company to Alcatel Spacecom in partial consideration for Alcatel Spacecom's ownership interest in Loral/Qualcomm Satellite Services, L.P. pursuant to a certain purchase and sale agreement (the "Purchase Agreement") together with 4,205,622 shares of Common Stock to be issued by the Company to Alcatel Spacecom in consideration for Alcatel Spacecom's ownership interest in SS/L pursuant to the Exchange Agreement (together the "Alcatel Common Shares"), (iv) 3,837,300 shares of Common Stock (the "Aerospatiale Common Shares") to be issued by the Company to Aerospatiale SNI in partial consideration for Aerospatiale SNI's ownership interest in SS/L pursuant to the Exchange Agreement, and (v) 7,500,000 shares of Common Stock (the "LPB Shares") acquired from the Company by the LB Partnerships (as defined in the Registration Statement) in August 1996.



     For purposes of this opinion, we have been supplied with and reviewed a copy of the Registration Statement together with drafts of the Exchange Agreement and Purchase Agreement (together the "Agreements"), and have relied upon the Memorandum of Association and Bye-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein. As to various questions of fact, we have relied on statements and certificates of officers and representatives of the Company.



     We have assumed: --



        (i) the capacity, power and authority of each of the parties to the Agreements (other than the Company) to enter into and perform its respective obligations under the Agreements;



        (ii) the truth, accuracy and completeness as of the date hereof of all representations as to factual matters made in the documents which we have examined;



        (iii) the genuiness of all signatures on the documents which we have examined;



        (iv) the due execution and delivery of the Agreements in the form of the drafts we have reviewed for the purpose of this opinion without alteration which is material to this opinion; and



        (v) the conformity to original documents of all documents produced to us as copies and the authenticity of all original documents which, or copies of which, have been submitted to us.



     Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matter not disclosed to us, we are of the opinion that: --



        (i) the Company is duly incorporated and validly existing under Bermuda law;



        (ii) the CPEO Preferred Shares and the LBP Shares have been validly issued and are fully paid and non-assessable;



        (iii) the Alcatel Preferred Shares and the Aerospatiale Preferred Shares, when duly sold, issued and paid for in accordance with the terms of the Exchange Agreement, will be duly authorized and validly issued and will be fully paid and non-assessable;



        (iv) upon conversion of the CPEO Preferred Shares, the Alcatel Preferred Shares and the Aerospatiale Preferred Shares pursuant to their terms, the shares of Common Stock issuable upon such conversion will be validly issued, fully paid and non-assessable;



        (v) the Alcatel Common Shares when duly sold, issued and paid for in accordance with the terms of the Purchase Agreement, will be duly authorized and validly issued and will be fully paid and non-assessable;



        (vi) the Aerospatiale Common Shares when duly sold, issued and paid for in accordance with the terms of the Exchange Agreement, will be duly authorized and validly issued and will be fully paid and non-assessable; and



        (vii) the statements set forth in the Prospectus included as part of the Registration Statement under the heading "Taxation -- Bermuda Tax Considerations," to the extent that they constitute matters of


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Bermuda law, or legal conclusions with respect thereto, have been reviewed by us and are accurate in all material respects and fairly present the information disclosed therein in all material respects.



     Our reservations are as follows: --



          (A) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction other than Bermuda. Where an obligation is to be performed in a jurisdiction other than Bermuda, a Bermuda court may decline to enforce it to the extent that such performance would be illegal or contrary to public policy under the laws of such other jurisdiction.



          (B) We express no opinion as to the availability of equitable remedies, such as specific performance or injunctive relief, or as to any matters which are within the discretion of the Bermuda courts, such as the award of costs, or questions related to jurisdiction. Further, we express no opinion as to the validity or binding effect in Bermuda of any waiver of or obligation to waive any provision of law (whether substantive or procedural) or any right or remedy arising through circumstances not known at the time of the filing of the Registration Statement.



          (C) Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest if any payable on the amount of a judgment after date of judgment. If the court does not exercise that discretion, then interest will accrue at the statutory rate which is currently seven per cent per annum.



          (D) Where a party is vested with a discretion or may determine a matter in its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.



          (E) Where a party is vested with a discretion or may determine a matter in its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.



          (F) For the purposes of this opinion:-



             (a) the term "fully paid" means, in relation to the issued shares of a company limited by shares (that is to say, a company having the liability of its members limited by its Memorandum of Association to the amount, if any, unpaid on the shares held by them), that members holding such shares have no liability to make any contribution or other payment to the company in respect of those shares; and



             (b) the term "non-assessable" means, in relation to fully paid shares of a company, that such member shall not be bound by an alteration to the Memorandum of Association or to the Bye-Laws of that company after the date upon which he became a member, if insofar as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of or otherwise to pay money to the company.



     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.



     This opinion is governed by Bermuda law and is issued on the basis that it will not give rise to action in any jurisdiction other than Bermuda. It is issued solely for the benefit of the addressee in relation to the transaction described above and is not to be made available to or relied upon by any other person, firm or entity.



                                          Yours faithfully,



                                          /s/ APPLEBY, SPURLING & KEMPE


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